UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ranger Energy Services, Inc.
(Name of Registrant as Specified In Its Charter)

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RANGER ENERGY SERVICES, INC.
800 Gessner, Suite 1000
Houston, Texas 77024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Ranger Energy Services, Inc.:
Notice is hereby given that the 2019 Annual Meeting of Stockholders of Ranger Energy Services, Inc. (the “Company”) will be held at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, on May 15, 2019, at 10:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.
To elect the nine nominees named in this proxy statement to the Company’s Board of Directors, each of whom will hold office until the 2020 Annual Meeting of Stockholders and until his successor is elected and qualified or until the earlier of death, resignation or removal.

2.	To approve an amendment to Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (“LTIP”).

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for 2019.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Each outstanding share of the Company’s Class A common stock (NYSE: RNGR) and Class B common stock entitles the holder of record at the close of business on March 18, 2019, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.
ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Darron M. Anderson President, Chief Executive Officer and Director
Houston, Texas
April 5, 2019

RANGER ENERGY SERVICES, INC.

i

RANGER ENERGY SERVICES, INC.
800 Gessner, Suite 1000
Houston, Texas 77024
PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors (the “Board of Directors” or the “Board”) of Ranger Energy Services, Inc. (the “Company”) requests your proxy for the 2019 Annual Meeting of Stockholders that will be held on May 15, 2019, at 10:00 a.m. Central Time, at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024. Directions to the 2019 Annual Meeting of Stockholders can be obtained by contacting our Corporate Secretary at 713-935-8900. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of Annual Meeting of Stockholders available on the Internet at www.proxypush.com/RNGR. The approximate date on which this Proxy Statement, accompanying Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card and the Company’s 2019 Annual Report to Stockholders are first being made available to stockholders at www.proxypush.com/RNGR is April 5, 2019.
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

•
Proposal 1: To elect the nine nominees named in this Proxy Statement to the Board, each of whom will hold office until the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) and until his successor is elected and qualified or until the earlier of death, resignation or removal.

•	Proposal 2: To approve an amendment to Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (“LTIP”).

•	Proposal 3: To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Recommendation of the Board
The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1); FOR approval of the amendment to the LTIP (Proposal 2); and FOR the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 3).
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2019: Annual Report, Notice & Proxy Statement and Proxy Card are available at www.proxypush.com/RNGR
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, accompanying Notice and proxy card and the Company’s 2019 Annual Report to Stockholders are first being made available to stockholders at www.proxypush.com/RNGR is April 5, 2019. Such Notice will be sent to all shareholders of record as of March 18, 2019 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Our 2019 Annual Report to Stockholders and this Proxy Statement are available at www.proxypush.com/RNGR.
Voting at the Annual Meeting
The Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.
If on the Record Date you hold shares of our Common Stock that are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. Mediant, Inc. (“Mediant”) is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (1) delivering a written notice of revocation addressed to Ranger Energy Services, Inc., Attn: J. Brandon Blossman, 800 Gessner, Suite 1000, Houston, Texas 77024, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner, and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors and approval of the amendment to the LTIP. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting.
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.
A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 800 Gessner, Suite 1000, Houston, Texas 77024, for a period of ten days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.
Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual

Meeting. On the Record Date, there were 8,931,998 shares of Class A Common Stock and 6,866,154 shares of Class B Common Stock outstanding, held by approximately 560 and four stockholders of record, respectively. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum.
Required Votes
Election of Directors.    Each director will be elected by the vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.
LTIP Amendment. Approval of the proposal to amend the LTIP requires approval by a majority of votes cast on the proposal at the Annual Meeting. Broker non-votes and abstentions are not taken into account in determining the outcomes of this proposal.
Ratification of our independent public accounting firm.    Approval of the proposal to ratify the Audit Committee’s appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2019, requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.
Solicitation of Proxies
Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Mediant to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for an aggregate fee of approximately $15,000. The Company will bear all costs of solicitation.
Default Voting
A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE, FOR Proposal TWO, and FOR Proposal THREE.
If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.
We are a holding company that was incorporated as a Delaware corporation on February 17, 2017, for the purpose of facilitating an initial public offering (“IPO”) of common equity and to become the sole managing member of RNGR Energy Services, LLC, which we refer to as “Ranger LLC.” Our principal asset is a controlling equity interest in Ranger LLC, which owns all of the outstanding equity interests in our predecessor companies, Ranger Energy Services, LLC (“Ranger Services”) and Torrent Energy Services, LLC (“Torrent Services” and together with Ranger Services, the “Predecessor Companies”). On August 10, 2017, a registration statement filed on Form S-1 with the SEC relating to shares of our Class A Common Stock, was declared effective. The IPO closed on August 16, 2017. Prior to the IPO, we had not engaged in any business or other activities except in connection with our formation and the IPO. In this Proxy Statement, the terms “the Company,” “we,” “us,” “our” and similar terms when used in the present tense, prospectively or for historical periods since August 10, 2017, refer to Ranger Energy Services, Inc. and its subsidiaries, and for historical periods prior to August 10, 2017, refer to the Predecessor Companies and their subsidiaries on a combined basis, unless the context indicates otherwise.

PROPOSAL ONE—ELECTION OF DIRECTORS
The Board of Directors has nominated the following individuals for election as directors of the Company, to serve until the 2020 Annual Meeting, and until his successor is elected and qualified or until the earlier of death, resignation or removal:
Darron M. Anderson
Merrill A. Miller
Brett T. Agee
Richard E. Agee
William M. Austin
Charles S. Leykum
Gerald C. Cimador
Krishna Shivram
Michael C. Kearney
Each of the above individuals are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.
The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.
Vote Required
The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Darron M. Anderson	50	President, Chief Executive Officer and Director
J. Brandon Blossman	54	Chief Financial Officer
Mario H. Hernandez	63	Chief Accounting Officer
Merrill A. “Pete” Miller (1) (2)	68	Chairman of the Board
Brett T. Agee	45	Director
Richard E. Agee (2)	76	Director
William M. Austin (1)	73	Director
Charles S. Leykum	41	Director
Gerald C. Cimador	46	Director
Krishna Shivram (2)	56	Director
Michael C. Kearney (1) (2)	70	Director
______________________________________________

1.	Member of the Audit Committee.

2.	Member of the Compensation Committee.
The Company’s Board of Directors currently consists of nine members, and if the stockholders elect each of the directors to the Board as set forth in “Proposal One—Election of Directors” above, the Board will continue to consist of nine members. Each year, the directors stand for re-election as their terms of office expire. Presented below is biographical information about each of the Company’s executive officers, directors and nominees for director.
Darron M. Anderson—President, Chief Executive Officer and Director.    Darron M. Anderson has served as our President, Chief Executive Officer and as a member of our Board of Directors since March 2017. Mr. Anderson served as President and Chief Executive Officer of Express Energy Services from 2008 to August 2015. Express Energy Services filed for reorganization under Chapter 11 of the United States Bankruptcy Code in October 2009, from which it emerged in December 2009. Subsequent to his time as President and Chief Executive Officer of Express Energy Services, Mr. Anderson evaluated potential opportunities from September 2015 to March 2016, and consulted for Littlejohn & Co., LLC from April 2016 to February 2017, and for CSL Capital Management (“CSL”) during February 2017, prior to joining us in March 2017. Mr. Anderson began his career in the oil and natural gas industry as a Drilling Engineer for Chevron USA in 1991 and has subsequently held positions of increasing responsibility in the oil and natural gas and oilfield services industries. Mr. Anderson holds a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin. We believe that Mr. Anderson’s leadership, management experience and experience with oilfield services companies bring valuable experience to our Board of Directors.
J. Brandon Blossman—Chief Financial Officer.   J. Brandon Blossman has served as our Chief Financial Officer since March 2018. Mr. Blossman served as our Vice President of Mergers & Acquisitions, Financial Planning and Analysis from April to June 2018. Prior to joining Ranger, Mr. Blossman served in various positions at Tudor Pickering Holt & Co. from 2008 until 2017, most recently as Managing Director, Research. From 2003 to 2008, Mr. Blossman served in positions of increasing responsibilities at Reliant Energy, in Corporate Finance, Development, and Strategy roles. Mr. Blossman holds a Bachelor of Arts and Master of Business Administration from the University of Texas and a Master of Arts in Clinical Psychology from the University of Houston.
Mario H. Hernandez—Chief Accounting Officer.    Mario H. Hernandez has served as our Chief Accounting Officer since November 2018. Mr. Hernandez joined Ranger Energy Services, Inc. in May 2017 and served as Controller until he was appointed to the role of Chief Accounting Officer. Prior to joining the Company, Mr. Hernandez served in various positions at Express Energy Services from February 2009 until December 2015, most recently serving as the Senior Vice President Finance from November 2014 to December 2015. Mr. Hernandez also served as CFO and CAO/Treasurer for Express Energy Services. Subsequent to his time at Express Energy Services, Mr. Hernandez evaluated potential opportunities and provided consulting services prior to joining Ranger in May 2017. Mr. Hernandez holds a Bachelor of Science - Business Administration from the University of Houston-Victoria and is a certified public accountant.

Merrill A. “Pete” Miller, Jr.—Chairman of the Board.    Merrill A. Miller, Jr. has served as the Chairman of our Board of Directors since March 2017. Mr. Miller was the executive chairman of NOW Inc. (NYSE: DNOW), a spinoff of the distribution business of NOV (NYSE: NOV), and supplier of oilfield services and equipment to the oil and gas industry, from 2014 to October 2017. Prior to assuming this role, Mr. Miller served as President and Chief Executive Officer of NOV from 2001 to 2014, and as chairman of the board of directors from 2002 to 2014. Mr. Miller’s work history includes broad experience in the oil service and drilling contractor industries including 15 years at Helmerich & Payne, where he held various positions culminating as Vice President, US operations. Mr. Miller has served as a director of Chesapeake Energy Corporation (NYSE: CHK) since 2007, chairman of Transocean Ltd. (NYSE: RIG) since 2015, and was vice chairman of Transocean from 2014 to 2015. Mr. Miller also serves on the board of directors of the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council. He graduated from the United States Military Academy, West Point, New York in 1972 and, upon graduation, served five years in the United States Army. Mr. Miller received a Master of Business Administration from Harvard Business School in 1980. We believe Mr. Miller’s more than 30 years of management and executive experience in the energy industry and service in multiple leadership positions for NOV, Chesapeake, NOW, Transocean and other companies qualifies him to serve on our Board of Directors.
Brett T. Agee—Director.    Brett T. Agee has served as a member of our Board of Directors since February 2017, as the President and Chief Executive Officer of Bayou Holdings since June 2011 and as the Chief Executive Officer of Ranger Services from October 2016 to February 2017. Prior to joining us, Mr. Agee served as the Chief Executive Officer of Bayou Well Services, LLC from its founding in 2009 until our acquisition thereof in October 2016. Mr. Agee holds a Bachelor of Science in Geography from Texas A&M University’s College of Geosciences. Mr. Agee is the son of Richard Agee, a member of our Board of Directors. We believe that Mr. Agee’s extensive experience in the energy industry and with Bayou, as well as his substantial business, leadership and management experience, brings important and valuable skills to our Board of Directors. Pursuant to the stockholders’ agreement, Mr. Agee has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 50% of our Common Stock.
Richard E. Agee—Director.    Richard E. Agee has served as a member of our Board of Directors since March 2017. Mr. Agee founded Wapiti Energy, LLC, a privately held oil and natural gas company focused on strategic exploration throughout the United States, in 2000, and has served as the Chairman of its board of directors since its founding in 2000, and served as the Chairman of the board of directors of Bayou until our acquisition thereof in October 2016. Mr. Agee holds both Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Wyoming. Mr. Agee was also a Sloan Fellow at the Massachusetts Institute of Technology, from which he received his Master of Science. Mr. Agee is the father of Brett Agee, a member of our Board of Directors. We believe that Mr. Agee’s extensive experience serving as an officer and director for several energy companies brings important and valuable skills to our Board of Directors. Pursuant to the stockholders’ agreement, Mr. Agee has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 50% of our Common Stock.
William M. Austin—Director.    William M. Austin has served as a member of our Board of Directors since May 2017, as a member of Torrent Services’ board of directors since May 2015 and as a member of Ranger Services’ board of directors from its founding in 2014 until October 2016, subsequent to which he served as an adviser to Ranger Services’ board of directors until May 2017. Mr. Austin has served as President with Austin Lee Ventures LTD, a Houston, Texas-based investment company, since April 2010. Mr. Austin currently serves as a member of the board of directors of Stallion Oilfield Services, a position he has held since October 2017, and was formerly a member of the board of directors of Nuverra Environmental Solutions, Inc. (OTCQB: NESC), from November 2014 to August 2017. He is a former member of the board of directors of Express Energy LLP, a Houston, Texas-based oilfield services company, which was sold in November 2014. Mr. Austin served as Executive Vice President and Chief Financial Officer of Exterran Holdings from December 2011 until April 2014, and he also served as Senior Vice President and Director of Exterran GP, LLC from April 2012 until April 2014. Mr. Austin holds a Bachelor of Science degree in Electrical Engineering from Brown University, a Master of Science degree from Stevens Institute of Technology and a Master of Business Administration from Columbia University. We believe that Mr. Austin’s over 35 years of experience across varying industries and history of board service bring important and valuable skills to our Board of Directors.
Charles S. Leykum—Director.    Charles S. Leykum has served as a member of our Board of Directors since March 2017 and as a member of Ranger Services’ board of directors since its founding in 2014. Mr. Leykum founded CSL, an energy services-focused private equity firm in 2008. Prior to founding CSL, Mr. Leykum was a Portfolio Manager at Soros Fund Management LLC. Before his time at Soros, he worked in the Principal Investment Area and the Investment Banking Division of Goldman, Sachs & Co. Mr. Leykum currently serves as a member of the board of directors of Sentinel Energy Services Inc. (NASDAQ: SNTL). Mr. Leykum graduated with a Bachelor of Arts in Economics from Columbia University and a Master of Business Administration from Harvard Business School. We believe that Mr. Leykum’s extensive experience investing in the energy industry and serving as a director for several energy companies brings important and valuable skills to our Board of Directors.

Gerald C. Cimador—Director.    Gerald Cimador has served as a member of our Board of Directors since January 2018. He is currently serving as the Chief Financial Officer of CSL, a position he has held since 2008, and as the Chief Financial Officer and Chief Accounting Officer of Sentinel Energy Services Inc., a position he has held since June 2017. From 1999 to 2008, Mr. Cimador was Controller of Moore Capital Management LP, a private investment management firm. Prior to that, from 1997 to 1999, Mr. Cimador served as Audit Manager of Ernst & Young LLP. Mr. Cimador started his career as Audit Senior for Goldstein Golub Kessler & Co. from 1994 to 1997. He has a Bachelor of Business Administration in Accounting from Hofstra University. Mr. Cimador’s extensive experience working for our sponsor and investing in the energy industry makes him a valuable addition to our Board of Directors.
Krishna Shivram—Director.    Krishna Shivram has served as a member of our Board of Directors since May 2017. Mr. Shivram currently serves as the Chief Executive Officer and as a director of Sentinel Energy Services Inc. (NASDAQ: SNTL), positions he has held since June 2017. Mr. Shivram served as the Executive Vice President and Chief Financial Officer of Weatherford International plc from November 2013 to November 2016, and as interim Chief Executive Officer of Weatherford International plc from November 2016 to March 2017, subsequent to which he evaluated potential opportunities prior to joining us. Immediately prior to joining Weatherford, Mr. Shivram served as Vice President and Treasurer of Schlumberger Ltd. since January 2011. Prior to his serving as Vice President and Treasurer, Mr. Shivram held a number of senior management positions at Schlumberger, including Controller—Drilling Group from May 2010 to January 2011, Manager—Mergers and Acquisitions from May 2009 to April 2010 and Controller—Oilfield Services from August 2006 to April 2009. Mr. Shivram is a Chartered Accountant and we believe that his experience in financial accounting, income taxes and treasury operations, along with a strong background in corporate finance and mergers and acquisitions, bring important and valuable skills to our Board of Directors.
Michael C. Kearney—Director.    Michael C. Kearney has served as a member of our board of directors since July 2018. Mr. Kearney currently serves as Frank’s International’s Chairman, President and Chief Executive Officer, a position he has held since September 2017. Mr. Kearney has served as a member of Frank’s International Supervisory Board since 2013 and has over 25 years of upstream energy executive and board experience in the oil services sector. Mr. Kearney was appointed to Frank’s International Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 31, 2015, when he was named Chairman. In addition, Mr. Kearney served on the Frank’s International Audit Committee from 2013 until 2017 and the Frank’s International Compensation Committee from 2014 until 2016. Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oilfield services company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September 2009 until June 2013, and served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President-Administration of Hydril Company. In addition to his executive experience, Mr. Kearney’s oilfield services experience extends to serving on the board of directors of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and serving on the Board and Audit Committee of Fairmount Santrol from 2015 until its merger with Unimin Corporation in 2018. Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston. Mr. Kearney was selected as a director because of his experience in the oil and gas industry and his experience serving on the board of directors of other companies.

MEETINGS AND COMMITTEES OF DIRECTORS
The Board of Directors held four meetings and its independent directors met in executive session four times during 2018. During 2018, all of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which each director served.
The Board of Directors have two standing committees, the Audit Committee and the Compensation Committee.
The Board of Directors and the Audit Committee each expect to meet a minimum of four times per calendar year in 2019 and future years. The Compensation Committee expects to meet a minimum of two times per calendar year in 2019 and future years.
Audit Committee.    The members of the Audit Committee are Messrs. William M. Austin (Chairman), Merrill A. “Pete” Miller and Michael C. Kearney. The Audit Committee held four meetings during 2018. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.rangerenergy.com.
The Audit Committee oversees, reviews, acts and reports on various auditing and accounting matters to the Board of Directors, including: the selection of the Company’s independent accountants, the scope of annual audits, fees to be paid to the independent accountants, the performance of the Company’s independent accountants and the Company’s accounting practices. In addition, the Audit Committee oversees the Company’s compliance programs relating to legal and regulatory requirements, and is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure.
Compensation Committee.    The members of the Compensation Committee are Messrs. Krishna Shivram (Chairman), Merrill A. “Pete” Miller, Michael C. Kearney and Richard E. Agee. The Compensation Committee was formed in August 2018 and held one meeting during 2018. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the “Compensation Committee Charter” that is posted on the Company’s website at www.rangerenergy.com.
Because we are a “controlled company” within the meaning of New York Stock Exchange (“NYSE”) corporate governance standards, we are not required to have a compensation committee, however the Compensation Committee was appointed by the Board of Directors in 2018 to assist in fulfilling its oversight responsibilities. The Compensation Committee reviews and approves all compensation of directors and executive officers, including salaries, bonuses and compensation plans, policies and programs of the Company and administers all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company. The Compensation Committee has the authority to hire a compensation consultant to assist the committee in fulfilling its duties. In 2018, the Compensation Committee hired Longnecker & Associates to assist with setting executive compensation.
Nominating and Corporate Governance Committee.    Because we are a “controlled company” within the meaning of NYSE corporate governance standards, we are not required to, and do not currently, have a nominating and corporate governance committee.
If and when we are no longer a “controlled company” within the meaning of NYSE corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC and the NYSE. This committee would identify, evaluate and recommend qualified nominees to serve on our Board of Directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards.

EXECUTIVE COMPENSATION
We are currently considered a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations generally extend only to the individuals who served as our Chief Executive Officer and our two other most highly compensated executive officers during fiscal year 2018.
In accordance with the foregoing, our Named Executive Officers (“NEO”) for fiscal year 2018 are:

Name	Current Principal Position
Darron M. Anderson	President, Chief Executive Officer and Director
J. Brandon Blossman	Chief Financial Officer
Robert S. Shaw	Former Chief Financial Officer
Mario H. Hernandez	Chief Accounting Officer
Summary Compensation Table
The following table summarizes, with respect to our NEO, information relating to compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Option Awards (3) ($)	Stock Awards(4)($)	All Other Compensation(5) ($)	Total ($)
Darron M. Anderson	2018	425,000	175,000	—	664,596	120	1,264,716
President and Chief Executive Officer	2017	323,565	175,000	652,000	—	5,115	1,155,680

J. Brandon Blossman	2018	177,404	—	—	163,809	7,055	348,268
Chief Financial Officer

Robert S. Shaw (6)	2018	155,000	50,000	—	27,041	134,895	366,936
Former Chief Financial Officer	2017	179,094	100,000	257,000	—	10,500	546,594

Mario H. Hernandez	2018	205,000	25,000	—	126,353	11,027	367,380
Chief Accounting Officer

_______________________________________________

1.	Represents base salary earned during the respective fiscal year.

2.	Represents one-time discretionary cash bonuses earned during the respective fiscal year.

3.
The amounts in this column reflect the aggregate grant date fair value of Class C and Class D units in Ranger Energy Holdings, LLC (the “Ranger Holdings Incentive Units”) granted pursuant to the limited liability company agreement of Ranger Holdings (as amended from time to time, the “Ranger Holdings LLC Agreement”) during fiscal year 2017, determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, based on the probable outcome of the applicable performance conditions (determined as of the applicable date of grant) and excluding the effect of estimated forfeitures. The Ranger Holdings Incentive Units are intended to constitute profits interests and represent actual (non-voting) equity interests in Ranger Holdings that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets have realized a certain level of growth and return to those persons who hold certain other classes of equity. We believe that, despite the fact that the Ranger Holdings Incentive Units do not require the payment of an exercise price, such awards are most similar economically to options and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in 402(m)(5)(i) of Regulation S-K since such awards had “option-like features.” The Ranger Holdings Incentive Units are not designed with a threshold, target or maximum potential payout level. In connection with our initial public offering, certain Rangers Holdings Incentive Units held by our NEO were exchanged for substantially similar incentive units in Ranger Energy Holdings II, LLC (the “Ranger Holdings II Incentive Units”). Further information regarding the assumptions used in the valuation of the Ranger Holdings Incentive Units is included in Note 13—Equity Based Compensation and Profit Interest Awards of the

Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2017 and under “—Narrative Disclosures—Incentive Units” below.

4.
Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for the respective year. The Company issued performance-based Restricted Stock Units (referred to as “Performance Stock Units” or “PSUs”) and Restricted Stock during 2018. The PSUs and Restricted Stock are expressed as percentages of the NEOs base salaries and are established by the Compensation Committee at the beginning of each year. The PSUs are presented at target value. For further discussion of the respective awards, please see Note 9—Equity Based Compensation of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018 and “Outstanding Equity Awards at 2018 Fiscal Year-End” below.

5.	Represents employer contributions to the 401(k) Plan, life insurance premiums and, for Mr. Shaw, severance payments.

6.	Robert S. Shaw resigned as Chief Financial Officer on June 4, 2018 and received $126,000 in severance during 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table presents information regarding outstanding incentive units held by our NEO as of December 31, 2018.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested ($)
Darron M. Anderson
Class C units	33,333	66,667	—	—	—	—	—	—	—
Class D units	66,666	133,334	—	—	—	—	—	—	—
Performance Stock Units	—	—	—	—	—	—	—	47,968	311,072
Restricted stock	—	—	—	—	—	47,968	353,524	—	—

J. Brandon Blossman
Performance Stock Units	—	—	—	—	—	—	—	11,005	71,365
Restricted stock	—	—	—	—	—	11,005	92,442	—	—

Robert S. Shaw
Class C Units	12,488	—	4,162	—	—	—	—	—	—
Class D Units	12,488	—	4,162	—	—	—	—	—	—
Performance Stock Units	—	—	—	—	—	—	—	—	—
Restricted stock	—	—	—	—	—	—	—	—	—

Mario H. Hernandez
Restricted stock	—	—	—	—	—	15,042	126,353	—	—
_______________________________________________

1.
The Class C and D units represents Ranger Holdings Incentive Units or Ranger Holdings II Incentive Units that were outstanding as of December 31, 2018. Additional information regarding the Ranger Holdings Incentive Units and Ranger

Holdings II Incentive Units is provided in footnote 3 to the Summary Compensation Table above and under “—Narrative Disclosures—Incentive Units” below. The restricted stock units and restricted stock represent equity-based compensation as described further under “—Additional Narrative Disclosures—Restricted Stock Units” and “—Additional Narrative Disclosures—Restricted Stock.”

2.
Awards reflected as “Exercisable” are incentive units subject to time-based vesting that have vested while awards reflected as “Unexercisable” are incentive units subject to time-based vesting that have not yet vested.

3.	Awards in this column reflect incentive units subject to event-based vesting that have not yet vested.
Additional Narrative Disclosures
Base Salary
Each NEOs base salary is a fixed component of compensation that does not vary depending on the level of performance achieved. Base salaries are determined for each NEO based on his or her position and responsibility. During 2018, our NEOs had the following annualized base salaries: (i) Mr. Anderson—$425,000, (ii) Mr. Blossman—$260,000, (iii) Mr. Shaw—$260,000 and (iii) Mr. Hernandez—$230,000. Pursuant to the employment agreements we maintain with our NEOs, each NEOs base salary may be increased but not decreased except in connection with a reduction of up to 10% that applies to all similarly situated employees that is necessary to allow us to avoid violating one or more financial covenants contained in loan agreements or similar financing arrangements. Our Compensation Committee reviews the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, our Board of Directors considers individual and company performance over the course of the applicable year.
Cash Bonuses
We do not maintain a formal bonus program for our NEOs. However, our NEOs have historically been eligible to receive discretionary bonuses, based in part upon pre-established performance criteria, to recognize their significant contributions and aid in our retention efforts. Our Compensation Committee determines whether each NEO is eligible to receive a cash bonus for a given year and sets the amount of such cash bonus.
Our NEOs received one-time discretionary bonuses in 2018 in the following amounts: (i) Mr. Anderson—$175,000, (iii) Mr. Shaw—$50,000 and (iii) Mr. Hernandez—$25,000.
Incentive Units
In 2017, Messrs. Anderson and Shaw received Ranger Holdings Incentive Units granted pursuant to the Ranger Holdings LLC Agreement. In connection with our initial public offering, certain of the Ranger Holdings Incentive Units held by our NEOs were exchanged for substantially similar incentive units in Ranger Energy Holdings II, LLC (“Ranger Holdings II”). The Ranger Holdings II Incentive Units are subject to the same tiered distribution thresholds, vesting conditions and forfeiture and repurchase terms as the Ranger Holdings Incentive Units originally granted to our NEOs. As such, the following discussion generally applies equally to the Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units held by our NEOs.
The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are intended to constitute “profits interests” and represent actual (non-voting) equity interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets realize a certain level of growth and return to those persons who hold certain other classes of equity. The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are divided into two classes, Class C and Class D units, and each class has a separate distribution threshold. A potential payout for each class will occur when a specified level of cumulative cash distributions is received by the members holding capital interests in Ranger Holdings or Ranger Holdings II.
All of the Class C and Class D units granted to Mr. Anderson are subject to time-based vesting and such unvested Class C and Class D Units will vest in equal annual installments on February 1, 2019 and February 1, 2020, subject to Mr. Anderson remaining continuously employed through the applicable vesting date. In addition, two-thirds of any unvested Class C and Class D units held by Mr. Anderson will vest immediately prior to the occurrence of a Change of Control.
Generally, any unvested Class C or Class D units will be forfeited for no consideration in the event of a resignation by the NEO without “Good Reason” or a termination of employment for “Cause” or in the event of the NEOs bankruptcy (as such terms are defined in the NEOs employment agreement). In the event of a termination of employment, Ranger Holdings has the right to purchase Class C and Class D units (whether vested or not) for (a) in the case of a resignation by the NEO without Good Reason or a termination of employment for Cause, the lesser of $100 and the fair market value of the Class C or Class D units or (b) in the case of any other termination, the fair market value of the Class C or Class D units. Upon separation from the Company, Robert Shaw forfeited two-thirds of both his Class C and Class D awards. See further discussion below related to Robert Shaw’s separation agreement under “Employment, Severance or Change in Control Agreements—Separation Agreement.”

The Class C units and the Class D units will generally be entitled to 15% and 5% of future distributions, respectively, to members of Ranger Holdings or Ranger Holdings II only after all of the members that have made capital contributions to Ranger Holdings or Ranger Holdings II shall have received cumulative distributions in respect of their membership interests equal to their cumulative capital contributions plus additional cumulative distributions equal to a return on equity investment computed like interest at the rate per fiscal year equal to 8% cumulative and compounded annually, accruing beginning on the effective date of the Ranger Holdings LLC Agreement or the limited liability company agreement of Ranger Holdings II (as amended from time to time, the “Ranger Holdings II LLC Agreement”), on the unpaid sum of such members’ capital return account; provided that, notwithstanding the foregoing, no distributions will be made with respect to the Class D units until all of the members of Ranger Holdings that have made capital contributions to Ranger Holdings have also received additional cumulative distributions in respect of their membership interests equal to two times their cumulative capital contributions.
A “Change of Control” is generally defined in an applicable award agreement as (i) the date any one person or group (excluding CSL and its affiliates) acquires ownership of securities of Ranger Holdings or Ranger Holdings II representing more than 50% of the total voting power of the outstanding voting securities of Ranger Holdings or Ranger Holdings II, (ii) any consolidation or merger involving Ranger Holdings or Ranger Holdings II in which the members of Ranger Holdings or Ranger Holdings II immediately prior to such consolidation or merger do not beneficially own securities representing more than 50% of the total voting power of the outstanding voting securities of the surviving or continuing entity or (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Ranger Holdings or Ranger Holdings II.
Because we are not a party to the Ranger Holdings LLC Agreement or the Ranger Holdings II LLC Agreement, we cannot be certain that the terms of the Ranger Holdings Incentive Units and the Ranger Holdings II Incentive Units as described above will remain the same in the future.
Performance Stock Units
Performance-based Restricted Stock Units (“Performance Stock Unit” or “PSU”) were granted to all NEOs as part of the 2018 long-term incentive plan. The target value of the 2018 Performance Stock Unit grants to each of the NEOs was approximately 50% of each officer’s total 2018 long-term incentive award.
Each PSU represents one share and is earned based on performance over a three-year performance cycle. Performance is determined by the relative Total Shareholder Return (“TSR”) of the Company in comparison to the defined Performance Peer Group and the absolute TSR of the Company. The Peer Group to which the Company’s relative TSR performance will be compared for the 2018 PSUs include: Dril-Quip, Inc., Basic Energy Services, Key Energy Services, Inc., Parker Drilling Company, Select Energy Services, Inc., Pioneer Energy Services, Inc., Mammoth Energy Services, Inc., Flotek Industries, Inc., Nabors Industries Ltd., C&J Energy Services, Inc. and Independence Contract Drilling, Inc. Each of the two performance measures, absolute TSR and relative TSR, are weighted equally in determining the earned award, with maximum performance in both measures resulting in an earned award of 200% of target.
Threshold performance, with respect to absolute TSR, is stock price growth of 10% above the base price of $14.50, at which 25% of the target award tied to this measure is earned. Stock price growth below the 10% results in no award being earned with respect to absolute TSR. Threshold performance, with respect to relative TSR, is total TSR at or above the 30th percentile of the Peer Group, at which 50% of the target award tied to this measure is earned. Performance ranking at or below the 20th percentile results in no award being earned with respect to the relative TSR. With respect to the relative TSR, if there is a 15% decline in stock price compared to the grant date value, then the maximum payout is the target level of 100% regardless of relative rank.
Target performance, with respect to absolute TSR, is stock price growth of 50% above the base price, at which 100% of the target award tied to this measure is earned. Target performance, with respect to relative TSR, is total TSR at or above the 50th percentile of the Peer Group, at which 100% of the target award tied to this measure is earned.
Maximum performance with respect to absolute TSR, is stock price growth of 75% above the base price, at which 200% of the target award tied to this measure is earned. Maximum performance, with respect to relative TSR, is total TSR at or above the 100th percentile of the Performance Peer Group, at which 200% of the target award tied to this measure is earned.
Upon completion of the three-year performance cycle, the Board of Directors will determine final payout levels, and Class A Common Stock will be distributed to each of the NEOs.
Restricted Stock
Time-vested restricted stock were granted to all NEOs as part of the 2018 long-term incentive plan. The target value of the 2018 restricted stock grants to each of the NEOs was approximately 50% of each officer’s total 2018 long-term incentive award. Each restricted stock grant represents one share and vests over a three-year period (ratably one-third each year), contingent on continued service.
Other Benefits
We offer participation in broad-based retirement, health and welfare plans to all of our employees. We maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”), where employees were allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating NEOs, to save for the future. For the 2018 plan year, we provided an effective matching contribution equal to 100% of between 2% and 4% of an employee’s eligible compensation.
Employment, Severance or Change in Control Agreements
Employment Agreements
We currently maintain employment agreements with Messrs. Mr. Anderson, Mr. Blossman and Mr. Hernandez. Each employment agreement generally provides for an initial two-year (in the case of Mr. Blossman and Mr. Hernandez) or three-year term (in the case of Mr. Anderson) with automatic renewals for additional consecutive one-year periods, unless either party elects not to renew. Each employment agreement generally provides for an annualized base salary, as described above under “—Additional Narrative Disclosures—Base Salary,” and eligibility to participate in all benefit plans and programs. Each employment agreement also provides that our NEOs are eligible to receive annual bonuses based on company and individual performance metrics established by the Board of Directors, as described above under “—Additional Narrative Disclosures—Cash Bonuses.” Mr. Anderson’s employment agreement also provided for the following grant of Ranger Holdings Incentive Units, as described above under “—Additional Narrative Disclosures—Incentive Units,” which grants were made in 2017: 100,000 Class C units and 200,000 Class D units.
Each employment agreement provides for the following benefits upon a NEOs termination of employment by the employer without “Cause,” as defined in the respective employment agreement: (i) for Mr. Anderson, (a) accrued base salary and earned but unpaid annual bonus (the “Accrued Benefits”) and (b) either (1) if such termination occurs prior to the occurrence of a “Change of Control” (as defined in the employment agreement), continued payment of his base salary through the first to occur of the expiration of the employment period or 12 months from the date of termination or (2) if such termination occurs on or after the occurrence of a Change of Control, continued payment of his base salary through the first to occur of the expiration of the employment period or 24 months from the date of termination; and (ii) for Mr. Blossman and Mr. Hernandez, (a) the Accrued Benefits, (b) continued payments of his base salary for six months and (c) extended health benefits shall continue at our expense for 12 months. Upon a resignation of employment by our NEOs for “Good Reason” (as defined in the applicable employment agreement), Messrs. Anderson, Blossman and Hernandez are entitled to the same payments due to them upon a termination without Cause.
If a NEOs employment is terminated for any reason other than those described above, no further compensation and benefits will be provided following the termination of the NEOs employment except for payment of the Accrued Benefits. The employment agreements also contain certain restrictive covenants, including provisions that generally prohibit our NEO from competing with or soliciting vendors, suppliers, customers or clients of us and our affiliates. These restrictions generally apply during the term of the NEOs employment and for a period between 18 months and two years following the termination of such employment.
Separation Agreement
During 2018, Mr. Shaw entered into a separation agreement with the Company in connection with the termination of his employment. Under the separation agreement, Mr. Shaw received severance payments consistent with the employment agreement, which incorporated the terms of the executive severance benefits policy by reference. Upon separation from the Company one-third of Mr. Shaw’s Class C units, Class D units and restricted stock were vested. The remainder were forfeited.

DIRECTOR COMPENSATION
In 2018, we provided certain of our independent directors, who served during 2018 with an annual retainer, which was paid in cash and equity-based compensation. All members of our Board of Directors are reimbursed for certain reasonable expenses in connection with their services to us.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Merrill A. Miller	225,023	118,956	343,979
William M. Austin	137,500	118,956	256,456
Krishna Shivram	137,500	118,956	256,456
Michael C. Kearney	41,667	99,992	141,659
Brett T. Agee	138,859	118,956	257,815
Richard E. Agee	—	—	—
Charles S. Leykum	—	—	—
Gerald C. Cimador	—	—	—
_______________________________________________

1.	Represents the director cash retainer payments made during 2018. Merrill A. Miller received cash payments during 2018 related to services provided during 2017.

2.
Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for restricted stock granted to our independent directors in 2018, computed in accordance with FASB ASC Topic 718. Each of Messrs. Miller, Austin, Shivram and Agee were granted 5,172 shares of restricted stock on May 16, 2018 with a fair value of $8.50 per share, which amount is based on the closing price of one share of our Class A Common Stock on the day of grant. Each of Messrs. Miller, Austin, Shivram and Agee were granted 8,700 shares and Kearney was granted 11,600 shares of restricted stock on August 21, 2018 with a fair value of $8.62 per share, which amount is based on the closing price of one share of our Class A Common Stock on the day of grant. For further discussion of the respective awards, please see Note 9—Equity Based Compensation of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information about our Class A Common Stock that may be issued under the Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (the “LTIP”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plan not approved by security holders	—	—	36,915
Total	—	—	36,915
Our only equity compensation plan is the LTIP. The LTIP was approved by our stockholders prior to our IPO but has not been approved by our public stockholders. For further discussion of the respective awards, please see Note 9—Equity Based Compensation of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018. In addition, a detailed description of the terms of the LTIP is available in our Registration Statement on Form S-1, last filed on August 3, 2017, under the heading “Executive Compensation—2017 Long-Term Incentive Plan” and below in Proposal Two. To date, time-based restricted stock and performance-based restricted stock units have been granted under the LTIP.
As of March 29, 2019, the closing price of our Class A common stock on the New York Stock Exchange was $7.97.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2018, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or our Compensation Committee and participated in deliberations of the Board or the Compensation Committee concerning executive officer compensation. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	the size of the Board of Directors;

•	qualifications and independence standards for the Board of Directors;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board of Directors;

•	self-evaluation and succession planning;

•	ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.rangerenergy.com);

•	stockholder communications with directors; and

•	access to senior management and to independent advisors.
The Corporate Governance Guidelines are posted on the Company’s website at www.rangerenergy.com. The Corporate Governance Guidelines will be reviewed periodically and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.
The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Board Leadership
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.
The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities.
Six out of nine directors are independent under SEC rules and NYSE standards. By meeting in executive sessions on a regular basis, the six independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. The Board reevaluates the efficacy of its leadership structure at least annually.
Identification of Director Candidates
It is the responsibility of the Board of Directors to identify, evaluate and recommend nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Board of Directors endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.
While the Board of Directors does not have a formal policy on diversity, it endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board of Directors believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas and oilfield services industries, accounting and investment analysis, and legal and corporate governance, among other areas. The Board of Directors does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.
In identifying potential director candidates, the Board of Directors solicits recommendations from existing directors and senior management, to be considered by the Board of Directors along with any recommendations that have been received from stockholders as discussed in more detail below. The Board of Directors may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.
Communications with the Board of Directors
Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o J. Brandon Blossman, Ranger Energy Services, Inc., 800 Gessner, Suite 1000, Houston, Texas 77024. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.
Director Independence
The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.
The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Austin, Miller, Leykum, Cimador, Shivram and Kearney are independent.
In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that each of Messrs. Kearney, Miller and Austin are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee.
Financial Literacy of Audit Committee and Designation of Financial Experts
The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board of Directors determined that each of the Audit Committee members is financially literate and that each satisfy the definition of “audit committee financial expert” as defined by the SEC.
Oversight of Risk Management
The Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	oversees the long-term strategic plans of the Company, and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans;

•	oversees management of the Company’s indirect exposure to commodity price fluctuations through regular review with executive management;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•
has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects.
The Company’s Compensation Committee is responsible for overseeing the Company’s overall compensation programs and policies for employees as they relate to risk management and risk taking initiatives.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that substantially all of our directors will attend the 2019 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information regarding the beneficial ownership of Common Stock as of the Record Date, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each NEO of the Company, (iii) each nominee and director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 800 Gessner, Suite 1000, Houston, Texas 77024.
As of the Record Date, 8,931,998 shares of our Class A Common Stock and 6,866,154 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
		% of class		% of class		% of class
	Number		Number		Number
5% Stockholders
Ranger Energy Holdings II, LLC(3)	1,325,261	14.8%	—	—	1,325,261	8.4%
Ranger Energy Holdings, LLC(4)	—	—	4,482,641	65.3%	4,482,641	28.4%
Torrent Energy Holdings, LLC(5)	1,138,850	12.8%	—	—	1,138,850	7.2%
Bayou Well Holdings Company, LLC(6)	—	—	450,000	6.6%	450,000	2.8%
CSL Energy Opportunities Fund II, L.P.(4)(7)	—	—	794,663	11.6%	794,663	5.0%
CSL Energy Holdings II, LLC(3)(8)	567,895	6.4%	—	—	567,895	3.6%
CSL Energy Opportunities Master Fund, LLC(9)	612,069	6.9%	—	—	612,069	3.9%
T. Rowe Price Associates, Inc.(10)	1,348,659	15.1%	—	—	1,348,659	8.5%
Royce and Associates, LP (11)	550,709	6.2%	—	—	550,709	3.5%
B. Riley Financial, Inc. (12)	886,726	9.9%	—	—	886,726	5.6%
FMR, LLC (13)	781,042	8.7%	—	—	781,042	4.9%

Directors and Named Executive Officers:
Darron M. Anderson	48,658	*	—	—	48,658	*
J. Brandon Blossman	16,525	*	—	—	16,525	*
Mario H. Hernandez	17,292	*	—	—	17,292	*
Merrill A. Miller	32,618	*	—	—	32,618	*
Charles S. Leykum(3)(4)(5)(6)(7)(8)(10)	—	*	—	—	—	*
Brett T. Agee(6)	13,872	*	450,000	6.6%	13,872	*
Richard E. Agee(6)	137,931	1.5%	450,000	6.6%	587,931	3.7%
William M. Austin	24,594	*	—	—	24,594	*
Gerald C. Cimador	—	*	—	—	—	*
Krishna Shivram	13,872	*	—	—	13,872	*
Michael C. Kearney	11,600	*	—	—%	11,600	*
Directors and executive officers as a group (11 persons)	316,962	3.5%	450,000	6.6%	766,962	4.9%
_______________________________________________

*	Less than 1%.

1.
Subject to the terms of the limited liability company agreement Ranger LLC (the “Ranger LLC Agreement”), the holders of units in Ranger LLC (“Ranger Unit Holders”) have the right to redeem all or a portion of their units in Ranger LLC (“Ranger Units”) (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or cash, at Ranger LLC’s election) at a redemption ratio of one share of Class A Common Stock for each Ranger Unit (and corresponding share of Class B Common Stock) redeemed. See “Transactions With Related Persons—Ranger LLC Agreement.” Beneficial ownership of Ranger Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be redeemed.

2.
Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Ranger Unit Holders hold one share of Class B Common Stock for each Ranger Unit.

3.
CSL Energy Holdings I, LLC (“CSL Holdings I”) and CSL Energy Holdings II, LLC (“CSL Holdings II” and together with CSL Holdings I, the “Ranger II CSL Members”) collectively have the right to appoint managers of Ranger Holdings II who hold the right to cast a majority of the votes entitled to be cast by all managers of Ranger Holdings II. Each of the Ranger II CSL Members is managed by its respective managing member, the managing member of which, in each case, is Mr. Leykum. Therefore, the Ranger II CSL Members and Mr. Leykum may be deemed to share voting and dispositive power over the shares held by Ranger Holdings II and may also be deemed to be the beneficial owner of such shares. The Ranger II CSL Members and Mr. Leykum disclaim beneficial ownership of these shares in excess of their pecuniary interest therein.

4.
CSL Energy Opportunities Fund I, L.P. (“CSL Opportunities I”) and CSL Energy Opportunities Fund II, L.P. (“CSL Opportunities II” and together with CSL Opportunities I the “Ranger CSL Members”), collectively have the right to appoint managers of Ranger Energy Holdings, LLC (“Ranger Holdings”) who hold the right to cast a majority of the votes entitled to be cast by all managers of Ranger Holdings. Each of the Ranger CSL Members is managed by its respective general partner, the managing member of which, in each case, is Mr. Leykum. Therefore, the Ranger CSL Members and Mr. Leykum may be deemed to share voting and dispositive power over the shares held by Ranger Holdings and may also be deemed to be the beneficial owner of such shares. The Ranger CSL Members and Mr. Leykum disclaim beneficial ownership of these shares in excess of their pecuniary interest therein.

5.
CSL Opportunities I has the right to appoint managers of Torrent Holdings who hold the right to cast a majority of the votes entitled to be cast by all managers of Torrent Holdings. CSL Opportunities I is managed by its general partner, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Opportunities I and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein.

6.
Bayou Holdings is controlled by Messrs. Brett and Richard Agee, each of whom is a manager of Bayou Holdings and member of our Board of Directors. Therefore, Messrs. Brett and Richard Agee may be deemed to share voting and dispositive power over the shares held by Bayou Holdings and may also be deemed to be the beneficial owner of such shares. The mailing address of Bayou Holdings is 1310 West Sam Houston Parkway, North, Houston, Texas 77043.

7.
CSL Opportunities II is managed by its general partner, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Opportunities II and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Opportunities II is 700 Louisiana Street, Suite 2700, Houston, Texas 77002.

8.
CSL Holdings II is managed by its managing member, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Holdings II and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Holdings II is 700 Louisiana Street, Suite 2700, Houston, Texas 77002.

9.
CSL Energy Opportunities Master Fund, LLC (“CSL Master Fund”) is managed by its managing member, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Master Fund and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Master Fund is 700 Louisiana Street, Suite 2700, Houston, Texas 77002.

10.
As reported in a Schedule 13G/A, filed February 14, 2019, with the SEC jointly by T. Rowe Price Associates, Inc. (“TRPA”) and T. Rowe Price Small-Cap Value Fund, Inc. (“TRPSC”). TRPA reported that, as an investment adviser, it beneficially owned 1,348,659 shares of Class A Common Stock, sole voting power with respect to 239,939 shares and sole dispositive power with respect to 1,348,659 shares and no shared voting or dispositive power. TRPSC reported that, as an investment company, it beneficially owned 1,108,720 shares of Common Stock of the Company, over which it has sole voting power with respect to 1,108,720 shares and no sole dispositive power, no shared voting power and no shared dispositive power. Exhibit A to the Schedule includes the joint filing agreement between TRPA and TRPSC. The mailing address of TRPA and TRPSC is 100 E. Pratt Street, Baltimore, Maryland 21202.

11.
As reported in a Schedule 13G, filed January 16, 2019, with the SEC by Royce and Associates, LP (“Royce”). Royce reported that, as an investment adviser, it beneficially owned 550,709 shares of Class A Common Stock, sole voting power with respect to 550,709 shares and sole dispositive power with respect to 550,709 shares and no shared voting nor shared dispositive power. The mailing address of Royce is 745 Fifth Avenue, New York, New York 10151.

12.
As reported in a Schedule 13G, filed January 23, 2019, with the SEC jointly by B. Riley Financial, Inc. (“B. Riley”), B. Riley Capital Management, LLC (“B. Riley Capital”), BRC Partners Management GP, LLC (“ BRC Partners”), BRC Partners Opportunities Fund, LP (“BRC Opportunities”), BR Dialectic Capital Management, LLC (“BR Dialectic”) and Dialectic Antithesis Partners, LP (“Antithesis”) . B. Riley reported that, as an investment adviser, it beneficially owned 886,726 shares of Class A Common Stock, shared voting power with respect to 886,726 and shared dispositive power with respect to 886,726 shares and no sole voting power nor sole dispositive power. B. Riley Capital reported that, as an investment adviser, it beneficially owned 886,726 shares of Class A Common Stock, shared voting power with respect to 886,726 and shared dispositive power with respect to 886,726 shares and no sole voting power nor sole dispositive power. BRC Partners reported that, as an investment adviser, it beneficially owned 194,460 shares of Class A Common Stock, shared voting power with respect to 194,460 and shared dispositive power with respect to 194,460 shares and no sole voting power nor sole dispositive power. BRC Opportunities reported that, as an investment adviser, it beneficially owned 194,460 shares of Class A Common Stock, shared voting power with respect to 194,460 and shared dispositive power with respect to 194,460 shares and no sole voting power nor sole dispositive power. BR Dialectic reported that, as an investment adviser, it beneficially owned 692,266 shares of Class A Common Stock, shared voting power with respect to 692,266 and shared dispositive power with respect to 692,266 shares and no sole voting power nor sole dispositive power. Antithesis reported that, as an investment adviser, it beneficially owned 692,266 shares of Class A Common Stock, shared voting power with respect to 692,266 and shared dispositive power with respect to 692,266 shares and no sole voting power nor sole dispositive power. The mailing address of B. Riley is 21255 Burbank Blvd. Suite 400, Woodland Hills, California 91367. The mailing address of B. Riley Capital, B. Riley Partners and BRC Opportunities is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. The mailing address of BR Dialectic and Antithesis is 119 Rowayton Avenue, 2nd Floor, Norwalk, Connecticut 06853.

13.
As reported in a Schedule 13G, filed February 13, 2019, with the SEC by FMR, LLC (“FMR”). FMR reported that, as a holding company, it beneficially owned 781,042 shares of Class A Common Stock and sole dispositive power with respect to 781,042 shares and no sole voting power, no shared voting power nor shared dispositive power. The mailing address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of Common Stock complied with all filing requirements during 2018.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (ii) the benefits of the transaction to the Company and the Related Person, (iii) the extent of the Related Person’s interest in the transaction, (iv) the nature of the interest of the Related Person and (v) whether the transaction may involve a conflict of interest. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
There have been no Related Party Transactions since our IPO, where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2018, there have not been any transactions or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information” above and the transactions described or referred to below.
Fortitude Management Group
We lease our corporate headquarters from Fortitude Management Group, an entity majority-owned by Richard E. Agee, pursuant to a sub-lease agreement with a term through November 30, 2020. Annual rent under this sub-lease agreement is approximately $950,000. During the year ended December 31, 2018, we paid a total of $882,795 in rent to Fortitude Management Group.
Administrative Expenses
CSL was reimbursed for certain out-of-pocket expenses incurred in connection with administrative transactions on our behalf. During the year ended December 31, 2018, we paid a total of $137,367 to CSL for such expenses.
Redemption Rights
Under the Ranger LLC Agreement, the Ranger Unit Holders (other than us), subject to certain limitations, have the right, pursuant to the Redemption Right (as defined in the Ranger LLC Agreement), to cause Ranger LLC to acquire all or a portion of their Ranger Units (along with a corresponding number of shares of our Class B Common Stock) for, at Ranger LLC’s election, (i) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Ranger Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) cash in an amount equal to the Cash Election Value of such Class A Common Stock. We will determine whether to issue shares of Class A Common Stock or cash in an amount equal to the Cash Election Value based on facts in existence at the time of the decision, which we expect would include the trading prices for the Class A Common Stock at the time relative to the cash purchase price for the Ranger Units, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Ranger Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of Ranger LLC) have the right, pursuant to the Call Right (as defined in the Ranger LLC Agreement), to, for administrative convenience, acquire each tendered Ranger Unit (along with a corresponding share of our Class B Common Stock) directly from such Ranger Unit Holder for, at our election, (x) one share of Class A Common Stock or (y) cash in an amount equal to the value of a share of Class A Common Stock, based on a volume-weighted average price. In addition, upon a change of control of us, we have the right to require each Ranger Unit Holder (other than us) to exercise its Redemption Right with respect to some or all of such unitholder’s Ranger Units. As the Ranger Unit Holders redeem their Ranger Units (along with a corresponding share of our Class B Common Stock), our membership interest in Ranger LLC will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.
“Cash Election Value” means, with respect to the shares of Class A Common Stock to be delivered to the redeeming Ranger Unit Holder by us pursuant to our Call Right, the amount that would be received if the number of shares of Class A Common Stock to which the redeeming Ranger Unit Holder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a share of Class A Common Stock on such redemption, net of actual or deemed offering expenses.
Tax Receivable Agreement
In connection with the IPO, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with certain of the Ranger Unit Holders (the “TRA Holders”), including Ranger Holdings, Torrent Holdings, CSL Opportunities II and Bayou Holdings. This agreement generally provides for the payment by us to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that we actually realize (computed using the estimated impact of state and local taxes) or are deemed to realize in certain circumstances as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its Ranger Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the redemption by such TRA Holder of Ranger Units for shares of Class A Common Stock pursuant to the Redemption Right or our Call Right and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. Certain of the TRA Holders’ rights under the Tax Receivable Agreement are transferable in connection with a permitted transfer of Ranger Units or if the TRA Holder no longer holds Ranger Units. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Ranger LLC, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. The term of the Tax Receivable Agreement commenced upon the completion of the IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including our breach of a material obligation thereunder or certain mergers, asset sales, other forms of business combination or other changes of control).
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Ranger Holdings, Ranger Holdings II, Torrent Holdings and Torrent Energy Holdings II, LLC (together the “Existing Owners”) and the Bridge Loan Lenders (as defined herein). The Registration Rights Agreement contains provisions by which we agree to register under the federal securities laws the offer and resale of shares of our Class A Common Stock by the Existing Owners and the Bridge Loan Lenders or certain of their affiliates or permitted transferees under the Registration Rights Agreement. These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.
Stockholders’ Agreement
In connection with the IPO, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with the Existing Owners and the Bridge Loan Lenders. Among other things, the Stockholders’ Agreement provides CSL and Bayou Holdings with the right to designate nominees to our board of directors (each, as applicable, a “CSL Director” or “Bayou Director”) as follows:

•
for so long as CSL beneficially owns at least 50% of our Common Stock, at least three members of the Board of Directors shall be CSL Directors and at least two members of the Board of Directors shall be Bayou Directors (which may include Richard Agee, Brett Agee or any other person that may be designated by Bayou Holdings in accordance with the terms of the Stockholders’ Agreement);

•	for so long as CSL beneficially owns less than 50% but at least 30% of our Common Stock, at least three members of the Board of Directors shall be CSL Directors;

•	for so long as CSL beneficially owns less than 30% but at least 20% of our Common Stock, at least two members of the Board of Directors shall be CSL Directors;

•	for so long as CSL beneficially owns less than 20% but at least 10% of our Common Stock, at least one member of the Board of Directors shall be a CSL Director; and

•	once CSL beneficially owns less than 10% of our Common Stock, CSL will not have any Board designation rights.
In the event the size of our Board of Directors is increased or decreased at any time to other than eight directors, CSL’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.
Pursuant to the Stockholders’ Agreement we, the Existing Owners and the Bridge Loan Lenders will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees of such CSL Directors.
In addition, the Stockholders’ Agreement provides that for so long as CSL beneficially owns at least 30% of our Common Stock, CSL will have the right to cause any committee of our Board of Directors to include in its membership at least one director designated by CSL, except to the extent that such membership would violate applicable securities laws or stock exchange rules. The rights granted to CSL to designate directors are additive to and not intended to limit in any way the rights that CSL may have to nominate, elect or remove our directors under our certificate of incorporation, bylaws or the Delaware General Corporation Law.
Further, the Stockholders’ Agreement contains provisions relating to the transfer of our Common Stock or Ranger Units by the Existing Owners. Specifically, any transfer of our Common Stock or Ranger Units by either Ranger Holdings or Ranger Holdings II requires the approval of each of such Existing Owners; provided, however, that any such transfer by Ranger Holdings II made without a corresponding transfer by Ranger Holdings, with the amounts of such corresponding transfers in proportion to such Existing Owners’ aggregate ownership of shares of our Common Stock, shall require the further prior written approval of Bayou Holdings. Any transfer of our Common Stock or Ranger Units by either Torrent Holdings or Torrent Holdings II requires the approval of each of such Existing Owners, but does not require the approval of Bayou Holdings.

PROPOSAL TWO—AMENDMENT TO THE RANGER ENERGY SERVICES, INC. 2017 LONG-TERM INCENTIVE PLAN
On August 10, 2017, prior to the Company’s IPO, the Board of Directors adopted the Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (“LTIP”) for the employees, consultants and the directors of the Company and its affiliates who perform services for the Company. As originally adopted, the LTIP authorized 1,250,000 shares of the Company’s common stock. As of April 5, 2019, only 36,915 shares remain available for issuance under the LTIP. The LTIP is the only Company equity plan from which shares remain available for future grants. The Compensation Committee of the Board of Directors and the Board itself considers this number to be inadequate to achieve the stated purpose of the LTIP in the future. Specifically, the Board of Directors and the Compensation Committee believe that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options, restricted stock units and performance awards are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.

The Board has approved, and stockholders are being asked to approve, an amendment to the LTIP (the “LTIP Amendment”) to increase by 1,600,000 the number of authorized shares available for issuance under the LTIP – resulting in a total of 2,850,000 shares authorized under the LTIP. This increase would result in 1,636,915 shares being available for future grants, including the number of shares remaining available on April 5, 2019. The proposed LTIP Amendment, highlighting the proposed changes, is provided as Appendix A to this Proxy Statement.

Shareholder approval of the proposed LTIP Amendment is required under the rules of the New York Stock Exchange applicable to the Company. If the proposed LTIP Amendment is not approved, it will not go into effect. Awards may continue to be made under the LTIP in accordance with its current terms until the shares remaining for Awards under the LTIP are exhausted.

For a further discussion of securities authorized for issuance under the LTIP, see “Equity Compensation Plan Information” on page 16 of this Proxy Statement.

As of April 5, 2019, there were approximately 49 employees of the Company and its affiliates who were eligible to participate in the LTIP. Currently no eligible persons would be classified as consultants. We currently have eight non-employee directors. It is not possible at this time to determine the benefits or amounts that will be received by or allocated to eligible participants under the LTIP.

Description of the Plan

The following summary describes briefly the principal features of the LTIP, prior to adoption of the LTIP Amendment. The full text of the LTIP as currently adopted is available as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2018, and the following summary is qualified in its entirety by reference thereto.

The LTIP provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) nonstatutory stock options that do not qualify as incentive stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units; (vi) bonus stock; (vii) performance awards; (viii) dividend equivalents; (ix) other stock-based awards; (x) cash awards; and (xi) substitute awards.

Eligibility

Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our affiliates, will be eligible to receive awards under the LTIP.

Administration

Our board of directors, or a committee thereof (as applicable, the "Administrator"), will administer the LTIP pursuant to its terms and all applicable state, federal or other rules or laws. The Administrator will have the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of our Class A common stock), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercisability of an award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP.

Securities to be Offered

Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, 1,250,000 shares of our Class A common stock will be available for delivery pursuant to awards under the LTIP. If an award under the LTIP is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the LTIP. As noted above, if the LTIP Amendment is approved, 1,636,915 shares will be available for future grants, including the number of shares remaining available on April 5, 2019.

Types of Awards

Options—We may grant options to eligible persons including: (i) incentive stock options (only to our employees or those of our subsidiaries) which comply with section 422 of the Code; and (ii) nonstatutory stock options. The exercise price of each option granted under the LTIP will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of Class A common stock as of the date of grant (or 110% of the fair market value for certain incentive stock options), nor may the option be re-priced without the prior approval of our stockholders. Options may be exercised as the Administrator determines, but not later than ten years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in Class A common stock, other awards or other property) and the methods and forms in which Class A common stock will be delivered to a participant.

Stock Appreciation Rights—A stock appreciation right is the right to receive a share of Class A common stock, or an amount equal to the excess of the fair market value of one share of the Class A common stock on the date of exercise over the grant price of the stock appreciation right, as determined by the Administrator. The exercise price of a share of Class A common stock subject to the stock appreciation right shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of the Class A common stock on the date of grant. The Administrator will have the discretion to determine other terms and conditions of stock appreciation rights.

Restricted Stock Awards—A restricted stock award is a grant of shares of Class A common stock subject to a risk of forfeiture, performance conditions, and restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the LTIP or an award agreement, the holder of a restricted stock award will have rights as a stockholder, including the right to vote the Class A common stock subject to the restricted stock award or to receive dividends on the Class A common stock subject to the restricted stock award during the restriction period. The Administrator shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited upon certain terminations of employment. Unless otherwise determined by the Administrator, Class A common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock award with respect to which such Class A common stock or other property has been distributed.

Restricted Stock Units—Restricted stock units are rights to receive Class A common stock, cash, or a combination of both at the end of a specified period. The Administrator may subject restricted stock units to restrictions (which may include a risk of forfeiture) to be specified in the restricted stock unit award agreement, and those restrictions may lapse at such times determined by the Administrator. Restricted stock units may be settled by delivery of Class A common stock, cash equal to the fair market value of the specified number of shares of Class A common stock covered by the restricted stock units, or any combination thereof determined by the Administrator at the date of grant or thereafter. Dividend equivalents on the specified number of shares of Class A common stock covered by restricted stock units may be paid on a current, deferred or contingent basis, as determined by the Administrator on or following the date of grant.

Bonus Stock Awards—The Administrator will be authorized to grant Class A common stock as a bonus stock award. The Administrator will determine any terms and conditions applicable to grants of Class A common stock, including performance criteria, if any, associated with a bonus stock award.

Performance Awards—The vesting, exercise or settlement of awards may be subject to achievement of one or more performance criteria set forth in the LTIP. One or more of the following performance criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, may be used by the Administrator in establishing performance goals for such performance awards: (1) revenues, sales or other income; (2) cash flow, discretionary cash flow, cash flows from operations, cash flows from investing activities, and/or cash flows from financing activities; (3) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (4) income, operating income or net income; (5) earnings or earnings margin determined before or after any one or more of depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; income taxes; or other items; (6) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (7) debt or equity financings or improvement of financial ratings; (8) general and administrative expenses; (9) net asset value; (10) fair market value of our Class A common stock, share price, share price appreciation, total stockholder return or payments of dividends; (11) achievement of savings from business improvement projects and achievement of capital projects deliverables; (12) working capital or working capital changes; (13) operating profit or net operating profit; (14) internal research or development programs; (15) geographic business expansion; (16) corporate development (including licenses, innovation, research or establishment of third party collaborations); (17) performance against environmental, ethics or sustainability targets; (18) safety performance and/or incident rate; (19) human resources management targets, including medical cost her terms and conditions of stock appreciation rights. reductions, employee satisfaction or retention, workforce diversity and time to hire; (20) satisfactory internal or external audits; (21) consummation, implementation or completion of a change in control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (22) regulatory approvals or other regulatory milestones; (23) legal compliance or risk reduction; (24) drilling results; (25) market share; (26) economic value added; or (27) cost reduction targets. The Administrator may also use any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Administrator including, but not limited to, the Standard & Poor's 500 stock index or a group of comparable companies. At the time a performance goal is established with respect to an award, the Administrator may also exclude the impact of one or more events or occurrences, as specified by the Administrator, so long such events or occurrences are objective determinable, and further provided that any such adjustment would not cause an award intended to comply with Section 162(m) of the Code to fail to so qualify.

Performance awards granted to eligible persons who are deemed by the Administrator to be "covered employees" pursuant to section 162(m) of the Code shall be administered in accordance with the rules and regulations issued under section 162(m) of the Code. The Administrator may also impose individual performance criteria on the awards, which, if required for compliance with section 162(m) of the Code, will be approved by our stockholders.

Dividend Equivalents—Dividend equivalents entitle a participant to receive cash, Class A common stock, other awards or other property equal in value to dividends paid with respect to a specified number of shares of our Class A common stock, or other periodic payments at the discretion of the Administrator. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than a restricted stock award or a bonus stock award).

Other Stock-Based Awards—Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our Class A common stock.

Cash Awards—Cash awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other award.

Substitute Awards—Awards may be granted in substitution or exchange for any other award granted under the LTIP or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the LTIP in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Class A common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the LTIP. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Plan Amendment and Termination

Our board of directors may amend or terminate the LTIP at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to amend any outstanding stock option or stock appreciation right to reduce its exercise price per share. The LTIP will remain in effect for a period of ten years (unless earlier terminated by our board of directors).

Clawback

All awards under the LTIP will be subject to any clawback or recapture policy adopted by the Company, as in effect from time to time.

United States Federal Income Tax Aspects of the LTIP

Incentive Stock Options

Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised, collectively, the holding period. In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Nonstatutory Stock Options and Stock Appreciation Rights

As a general rule, no federal income tax is imposed on the optionee upon the grant of a Nonstatutory Stock Option (“NSSO”) such as those under the LTIP (whether or not including a Stock Appreciation Right), and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a NSSO, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, if the optionee receives the appreciation in the Stock Appreciation Right, the cash is compensation income taxable to the optionee; if the optionee receives the appreciation in the form of stock, the difference between the fair market value of the stock and any amount paid by the optionee for the stock is taxable to the optionee. Upon the exercise of a NSSO or a Stock Appreciation Right, and subject to the application of section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a NSSO or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a Stock Appreciation Right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act, is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a NSSO or Stock Appreciation Right.

Restricted Stock Awards and Restricted Stock Units

The recipient of a Restricted Stock Award or Restricted Stock Units will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time over the amount, if any, paid for the shares, and subject to section 162(m) of the Code, we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to section 162(m) of the Code, deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (1) subject to section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and (3) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made no later than thirty days after the grant of the Restricted Stock Award and is irrevocable.

Bonus Stock, Performance Awards, Dividend Equivalents, Other Stock-Based Awards and Substitute Awards

An individual who has been granted Bonus Stock, Performance Awards, Dividend Equivalents, other Stock-Based Awards or Substitute Awards generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether Bonus Stock, Performance Awards, Dividend Equivalents, other Stock-Based Awards or Substitute Awards are paid in cash or shares of common stock, the individual will have taxable compensation, and subject to the application of section 162(m) of the Code as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Bonus Stock, Performance Awards, Dividend Equivalents, other Stock-Based Awards or Substitute Awards are paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect specifically to Bonus Stock, Performance Awards, other Stock Based Awards or Substitute Awards prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of section 162(m) of the Code as discussed below, deductible as such by us.

Cash Awards

An individual who has been granted a Cash Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. The individual will have taxable compensation, and subject to the application of section 162(m) of the Code as discussed below, we will have a corresponding deduction, at the time the Cash Award is paid.

Section 162(m) of the Code

Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer, chief financial officer or any of its three other highest paid officers, and any individual classified as a “covered employee” for purposes of section 162(m) of the Code in a prior year.

Section 409A of the Code

Section 409A of the Code generally provides that any non-qualified deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or (3) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with section 409A of the Code may result in the early taxation (plus interest) to the holder of the deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder’s income. In general, to avoid a violation of section 409A of the Code, nonqualified deferred compensation amounts may only be paid out on a separation from service, disability, death, change-in-control, an unforeseen emergency (other than death) or a specified time (all as defined under section 409A of the Code). Furthermore, an election to defer compensation must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and the imposition of the excise tax. It is our intention that no award under the LTIP be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Compensation Committee determines otherwise. The terms and conditions governing any awards that the Compensation Committee determines will be subject to section 409A of the Code will be set forth in an award agreement that will be drafted with the intent to comply with section 409A of the Code.

The LTIP is not qualified under section 401(a) of the Code.

The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the LTIP. No consideration has been given to the effects of state, local or other tax laws on the LTIP or award recipients.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe that the LTIP is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote Required

Approval of Proposal TWO requires approval by a majority of votes cast on the proposal at the Annual Meeting. Broker non-votes and abstentions are not taken into account in determining the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the amendment to the Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed BDO as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. The audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2018, was completed by BDO on March 6, 2019.
The Board of Directors is submitting the appointment of BDO for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of BDO, the Audit Committee will reconsider the appointment of that firm as the Company’s independent registered public accounting firm.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of BDO does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time.
Audit and Other Fees
The table below presents the aggregate fees billed by BDO, the Company’s independent registered public accounting firm, for services provided in the last two fiscal years (in thousands):

	2018	2017
Audit Fees(1)	780.9	1,378.6
Tax Fees	332.8	276.0
Total	$1,113.7	$1,654.6
_______________________________________________

1.
Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our IPO, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years and (iv) accounting consultations.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of BDO’s audit, audit-related, tax and other services. For the year ended December 31, 2018, the Audit Committee pre-approved 100% of the services described above.
The Company expects that representatives of BDO will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
Vote Required
Approval of Proposal THREE requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for 2019.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of August 9, 2017, which is reviewed annually.
Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and (iii) the independence and performance of our independent registered public accounting firm.
The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).
Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

Audit Committee of the Board of Directors

William M. Austin, Chairman Merrill A. Miller, Member Michael C. Kearney, Member

STOCKHOLDER PROPOSALS
Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2020 proxy materials must submit such proposal to the Company at its principal executive offices no later than December 7, 2019, unless the date of the 2020 Annual Meeting is more than 30 days from May 15, 2020, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2020 proxy materials. Any stockholder of the Company who desires to submit a proposal for action at the 2020 Annual Meeting, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices between January 16, 2020, and February 15, 2020. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Amended and Restated Bylaws (the “Bylaws”).

AVAILABILITY OF CERTAIN DOCUMENTS
A copy of our 2018 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2018 Annual Report on Form 10-K including exhibits. Please send a written request to J. Brandon Blossman at:
Ranger Energy Services, Inc.
800 Gessner, Suite 1000
Houston, Texas 77024
The charters for our Audit Committee and Compensation Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are in the “Corporate Governance” section of our corporate website, which is www.rangerenergy.com, and are also available in print without charge upon written request to J. Brandon Blossman at the address above.
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to J. Brandon Blossman at the address above, or by calling (866) 648-8133.
If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

APPENDIX A

AMENDMENT TO 2017 LONG-TERM INCENTIVE PLAN

WHEREAS, Ranger Energy Services, Inc., a Delaware corporation (the “Company”) previously adopted the Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (the “LTIP”), to provide equity compensation awards for the employees, consultants and the directors of the Company and its affiliates who perform services for the Company; and

WHEREAS, the Company desires to increase the total number of authorized shares to 2,850,000 shares of the Company’s Class A common stock, par value $0.01 per share;

NOW THEREFORE, the Company amends the LTIP as follows:

1. Section 4(a) shall be amended and restated as follows:

“Subject to adjustment in a manner consistent with Section 8, 2,850,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.”

2. All other sections of the LTIP shall remain unchanged.

# 2019 Annual Meeting of Shareholders of Ranger Energy Services, Inc.

**Date:** Wednesday, May 15, 2019
**Place:** The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024
**Time:** 10:00 AM, Central Daylight Time

**Please make your marks like this: [X] Use dark black pencil or pen only.**

**The Board of Directors unanimously recommends that you vote "FOR" proposals 1, 2 and 3.**

| | FOR | WITHHOLD | DIRECTORS RECOMMEND |
|---|---|---|---|
| 1. To elect directors to serve for the ensuing year and until their successors are elected and qualified: | | | |
| 1. Darron M. Anderson | ☐ | ☐ | FOR |
| 2. Merrill A. Miller | ☐ | ☐ | FOR |
| 3. Brett T. Agee | ☐ | ☐ | FOR |
| 4. Richard E. Agee | ☐ | ☐ | FOR |
| 5. William M. Austin | ☐ | ☐ | FOR |
| 6. Charles S. Leykum | ☐ | ☐ | FOR |
| 7. Gerald C. Cimador | ☐ | ☐ | FOR |
| 8. Krishna Shivram | ☐ | ☐ | FOR |
| 9. Michael C. Kearney | ☐ | ☐ | FOR |

| | FOR | AGAINST | ABSTAIN | |
|---|---|---|---|---|
| 2. To approve the amendment to the Company's 2017 Long Term Incentive Plan. | ☐ | ☐ | ☐ | FOR |
| 3. To ratify the appointment of BDO USA,LLP as the Company's independent registered public accountants for 2019. | ☐ | ☐ | ☐ | FOR |

**Authorized Signatures - This section must be completed for your Instructions to be executed.**

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

↑ Please separate carefully at the perforation and return just this portion in the envelope. ↑

# 2019 Annual Meeting of Shareholders of Ranger Energy Services, Inc.
## to be held May 15, 2019
## for Holders as of March 18, 2019
## This Proxy is solicited on behalf of the Board of Directors

### INTERNET

Go To:
**www.proxypush.com/RNGR**

- Cast your vote online.
- **Have your Proxy Card ready.**
- Follow the simple instructions to record your vote.

OR

### TELEPHONE

**CALL 1-866-307-0791**

- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

### MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

**This proxy is solicited by the Board of Directors**

**The undersigned hereby appoints Darron M. Anderson and J. Brandon Blossman., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A Common Stock and Class B Common Stock of RANGER ENERGY SERVICES, INC. held of record by the undersigned on the Record Date, March18, 2019, at the 2019 Annual Meeting of Stockholders of the Company to be held at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, on Wednesday, May 15, 2019 at 10:00 AM, CDT, and any adjournment thereof.**

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR items 1, 2 and 3. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.**

RANGER ENERGY SERVICES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Copyright © 2018 Mediant Communications, Inc. All Rights Reserved

↑ Please separate carefully at the perforation and return just this portion in the envelope. ↑

**Revocable Proxy — Ranger Energy Services, Inc.**
**Annual Meeting of Stockholders**
**May 15, 2019 10:00 a.m. (Central Daylight Time)**
**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints Darron M. Anderson and J. Brandon Blossman., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A Common Stock and Class B Common Stock of RANGER ENERGY SERVICES, INC. held of record by the undersigned on the Record Date, March 18, 2019, at the 2019 Annual Meeting of Stockholders of the Company to be held at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, on Wednesday, May 15, 2019 at 10:00 AM, CDT, and any adjournment thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Items 1, 2 and 3. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.**